Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES $425 MILLION CAPITAL BUDGET FOR 2006

HOUSTON, Texas – October 26, 2005 – Ultra Petroleum Corp. (AMEX: UPL) today reported that the company’s Board of Directors approved the 2006 capital budget of $425 million, an increase of 47 percent over the $290 million currently forecast for 2005. Of the total budget, 93 percent or $395 million, will be spent developing and further delineating the company’s Pinedale Anticline property. During 2006, Ultra anticipates participating in the drilling of approximately 165 new wells at Pinedale. The increased capital budget program is expected to be funded by internally generated cash flow.

“Once again, Ultra will experience a very active drilling program in 2006,” stated Mike Watford, Chairman, President and Chief Executive Officer. “We expect production to grow by approximately 33 percent to roughly 95 Bcfe through the execution of our most aggressive drilling program yet. We are confident that with a flat capital program over the next three years that we can double production from our Pinedale operations. With over a decade of identified drilling opportunities in conjunction with our low cost structure, we are poised to continue delivering industry leading performance for numerous years.”

Conference Call Webcast Scheduled for October 26, 2005

Ultra Petroleum’s third quarter 2005 and 2006 Capital Budget conference call will be available via live audio webcast at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) Wednesday, October 26, 2005. To listen, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through February 10, 2006.

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra is listed on the American Stock Exchange under the ticker “UPL” with 154,564,636 shares outstanding as of the date of this release.

This release can be found at http://www.ultrapetroleum.com

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in this press release, relating to reserves and/or production that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K available from us at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s businesses are set forth in their filings with the Securities and Exchange Commission. Full details regarding the selected financial information provided above will be available in the Company’s annual report and in the Form 10-K.

For more information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com